UNITED STATES SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Kirby Corporation

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KIRBY CORPORATION

Notice of 2011

Annual Meeting of Stockholders

and

Proxy Statement

Meeting Date: April 26, 2011

YOUR VOTE IS IMPORTANT

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
YOUR PROXY CARD IN THE ENCLOSED ENVELOPE

KIRBY CORPORATION

55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

March 18, 2011

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend the 2011 Annual Meeting of Stockholders of Kirby Corporation to be held on Tuesday, April 26, 2011, at 10:00 a.m. (CDT). The meeting will be held at 55 Waugh Drive, 9th Floor, Houston, Texas 77007. We look forward to personally greeting those stockholders who will be able to attend the meeting.

This booklet contains the notice of the Annual Meeting and the Proxy Statement, which contains information about the proposals to be voted on at the meeting, Kirby’s Board of Directors and its committees and certain executive officers. This year you are being asked to elect three Class I directors, ratify the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2011 and cast advisory votes on executive compensation and the frequency of advisory votes on executive compensation.

In addition to the formal proposals to be brought before the Annual Meeting, there will be a report on our Company’s operations, followed by a question and answer period.

Your vote is important. Please ensure that your shares will be represented at the meeting by completing, signing and returning your proxy card in the envelope provided whether or not you plan to attend personally.

Thank you for your continued support and interest in Kirby Corporation.

Sincerely,

Joseph H. Pyne
Chairman of the Board, President and
Chief Executive Officer

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
GENERAL INFORMATION
SOLICITATION OF PROXIES
VOTING
ELECTION OF DIRECTORS (PROPOSAL 1)
THE BOARD OF DIRECTORS
TRANSACTIONS WITH RELATED PERSONS
CORPORATE GOVERNANCE
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
Summary Compensation Table
Grants of Plan Based Awards During 2010
Outstanding Equity Awards at December 31, 2010
Nonqualified Deferred Compensation
Equity Compensation Plan Information as of December 31, 2010
AUDIT COMMITTEE REPORT
RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)
ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)
ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL 4)
OTHER BUSINESS (PROPOSAL 5)
STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

KIRBY CORPORATION
55 Waugh Drive, Suite 1000
P. O. Box 1745
Houston, Texas 77251-1745

NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS

Date:	Tuesday, April 26, 2011
Time:	10:00 a.m. CDT
Place:	55 Waugh Drive 9th Floor Houston, Texas 77007

Proposals to be voted on at the Kirby Corporation 2011 Annual Meeting of Stockholders are as follows:

1. Election of three Class I directors;

2. Ratification of the Audit Committee’s selection of KPMG LLP as Kirby’s independent registered public accounting firm for 2011;

3. Advisory vote on the approval of the compensation of Kirby’s named executive officers;

4. Advisory vote on the frequency of advisory votes on executive compensation; and

5. Consideration of any other business that properly comes before the meeting.

You have the right to receive this notice and vote at the Annual Meeting if you were a stockholder of record at the close of business on March 1, 2011. Please remember that your shares cannot be voted unless you sign and return the enclosed proxy card, vote in person at the Annual Meeting, or make other arrangements to vote your shares.

We have enclosed a copy of Kirby Corporation’s 2010 Annual Report to stockholders with this notice and Proxy Statement.

For the Board of Directors,

Thomas G. Adler
Secretary

March 18, 2011

KIRBY CORPORATION

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Kirby Corporation (the “Company”) to be voted at the Annual Meeting of Stockholders to be held at 55 Waugh Drive, 9th Floor, Houston, Texas, on April 26, 2011, at 10:00 a.m. (CDT).

Whenever we refer in this Proxy Statement to the Annual Meeting, we are also referring to any meeting that results from an adjournment or postponement of the Annual Meeting. The Notice of Annual Meeting, this Proxy Statement, the proxy card and the Company’s Annual Report, which includes the Annual Report on Form 10-K for 2010, are being mailed to stockholders on or about March 18, 2011.

SOLICITATION OF PROXIES

The Proxy Card

Your shares will be voted as specified on the enclosed proxy card. If a proxy is signed without choices specified, those shares will be voted for the election of the Class I directors named in this Proxy Statement, for the ratification of the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011, for the approval on an advisory basis of executive compensation, for the approval on an advisory basis of holding the advisory vote on executive compensation every year and at the discretion of the proxies on other matters.

You are encouraged to complete, sign and return the proxy card even if you expect to attend the meeting. If you sign a proxy card and deliver it to us, but then want to change your vote, you may revoke your proxy at any time prior to the Annual Meeting by sending us a written revocation or a new proxy, or by attending the Annual Meeting and voting your shares in person.

Cost of Soliciting Proxies

The cost of soliciting proxies will be paid by the Company. The Company has retained Georgeson Inc. to solicit proxies at an estimated cost of $5,750, plus out-of-pocket expenses. Employees of the Company may also solicit proxies, for which the expense would be nominal and borne by the Company. Solicitation may be by mail, facsimile, electronic mail, telephone or personal interview.

VOTING

Stockholders Entitled to Vote

Stockholders of record at the close of business on March 1, 2011 will be entitled to notice of, and to vote at, the Annual Meeting. As of the close of business on March 1, 2011, the Company had 53,667,648 outstanding shares of common stock. Each share of common stock is entitled to one vote on each matter to come before the meeting.

Quorum and Votes Necessary to Adopt Proposals

In order to transact business at the Annual Meeting, a quorum consisting of a majority of all outstanding shares entitled to vote must be present. Abstentions and proxies returned by brokerage firms for which no voting instructions have been received from their beneficial owners will be counted for the purpose of determining whether a quorum is present. A majority of the votes cast (not counting abstentions and broker nonvotes) is required for the election of directors (Proposal 1). A majority of the outstanding shares entitled to vote that are represented at the meeting in person or by proxy is required for the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011 (Proposal 2). Proposal 3 and Proposal 4 are non-binding advisory votes on matters related to executive compensation and therefore there is no voting standard for those proposals, since the voting results will be informational only.

Please note that if your shares are held in the name of a brokerage firm on your behalf, your broker may not vote your shares on the election of directors or the matters related to executive compensation without voting instructions from you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2011

This Proxy Statement and the Company’s 2010 Annual Report, which includes the Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), are available electronically at www.edocumentview.com/kex.

The following proposals will be considered at the meeting:

Proposal 1	—	Election of three Class I directors
Proposal 2	—	Ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011
Proposal 3	—	Advisory vote on the approval of the compensation of Kirby’s named executive officers
Proposal 4	—	Advisory vote on the frequency of advisory votes on executive compensation

The Board of Directors of the Company unanimously recommends that you vote “FOR” the Board’s nominees for director, “FOR” the selection of KPMG as our independent registered public accounting firm for 2011, “FOR” approval of our executive compensation and “FOR” an annual advisory vote on executive compensation.

ELECTION OF DIRECTORS (PROPOSAL 1)

The Bylaws of the Company provide that the Board shall consist of not fewer than three nor more than fifteen members and that, within those limits, the number of directors shall be determined by the Board. The Bylaws further provide that the Board shall be divided into three classes, with the classes being as nearly equal in number as possible and with one class being elected each year for a three-year term. Effective at the 2011 Annual Meeting, the size of the Board will be set at nine. Three Class I directors are to be elected at the 2011 Annual Meeting to serve until the Annual Meeting of Stockholders in 2014.

Each nominee named below is currently serving as a director and each has consented to serve for the new term if elected. James R. Clark, who has served as a director since 2008, will not stand for reelection as director. If any nominee becomes unable to serve as a director, an event currently not anticipated, the persons named as proxies in the enclosed proxy card intend to vote for a nominee selected by the present Board to fill the vacancy.

In addition to satisfying, individually and collectively, the Company’s Criteria for the Selection of Directors discussed under the “THE BOARD OF DIRECTORS — Governance Committee” below, each of the directors has extensive experience with the Company or in a business similar to one or more of the Company’s principal businesses or the principal businesses of significant customers of the Company. The brief biographies of each of the nominees and continuing directors below includes a summary of the particular experience and qualifications that led the Board to conclude that he should serve as a director.

Nominees for Election

The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of each of the following nominees for election as a director.

Nominees for Election as Class I directors to serve until the Annual Meeting of Stockholders in 2014

David L. Lemmon	Director since 2006
Las Vegas, Nevada	Age 68

Mr. Lemmon is a private investor. He served as President and Chief Executive Officer of Colonial Pipeline Company, an interstate common carrier of refined liquid petroleum products, from 1997 to 2006. Prior to that, he held management positions with Amoco Corporation and Amoco Pipeline. He serves as a member of the Audit Committee. Mr. Lemmon is also a director of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., and Deltic Timber Corporation. Mr. Lemmon was a director and chairman of the audit committee of Pacific Energy GP L.L.C., the general partner of Pacific Energy Partners L.P., from 2002 to 2006.

Colonial Pipeline Company is the world’s largest refined liquid petroleum products pipeline and a competing mode of transportation for the Company’s inland tank barge business. Under Mr. Lemmon’s leadership, Colonial placed a strong emphasis on safety and environmental compliance in its operations, receiving the American Petroleum Institute’s “Most Distinguished Pipeline Award for Safety and Environmental Leadership” for four years in a row from 2002 through 2005. Mr. Lemmon’s accomplishments reinforce the Company’s emphasis on safety and its achievement of one of the best safety records in the inland tank barge industry.

George A. Peterkin, Jr.	Director since 1973
Houston, Texas	Age 83

Mr. Peterkin is a private investor. He has served as Chairman Emeritus of the Board of the Company since 1999 and served as Chairman of the Board of the Company from 1995 to 1999. He served as President of the Company from 1973 to 1995 and serves as a member of the Executive Committee.

Mr. Peterkin has served in executive positions in the marine transportation business with the Company and its predecessor companies for over 50 years. During his tenure as President and then Chairman of the Board of the Company, he presided over the Company’s transition from an oil and gas and insurance company with a small barge line to the largest inland tank barge company in the United States. Mr. Peterkin’s knowledge of and perspective on the Company and its history, growth and principal businesses are a valuable resource for the Board.

Richard R. Stewart	Director since 2008
Houston, Texas	Age 61

Mr. Stewart served as President and Chief Executive Officer of GE Aero Energy, a division of GE Energy, and as an officer of General Electric Company, from 1998 until his retirement in December 2006. From 1972 to 1998, Mr. Stewart served in various positions at Stewart & Stevenson Services, Inc., including Group President and member of the Board of Directors. He serves as a member of the Audit Committee. Mr. Stewart is also a director of Eagle Materials Inc. and Lufkin Industries, Inc.

During a 35-year business career, Mr. Stewart has been the principal executive officer with both operating and financial responsibility for the diesel engine power and service businesses at Stewart & Stevenson and then at GE Aero Energy. Mr. Stewart’s extensive experience in the diesel engine business is valuable to the Board in its oversight of the Company’s diesel engine services business and complements the predominately marine transportation and petrochemical industry experience of a number of the Company’s other directors.

Directors Continuing in Office

The following persons are directors of the Company who will continue in office.

Continuing Class II directors, serving until the Annual Meeting of Stockholders in 2012

Bob G. Gower	Director since 1998
Houston, Texas	Age 73

Mr. Gower is a private investor. He served as President and Chief Executive Officer of Carbon Nanotechnologies, Inc., a technology leader in small-diameter carbon nanotubes, until 2007. Mr. Gower serves as Chairman of the Audit Committee, is a member of the Executive Committee and Compensation Committee, and has been chosen by the non-management directors to serve as the presiding director at executive sessions of the non-management directors.

Mr. Gower has 46 years of experience in the chemical business, including 11 years as the Chief Executive Officer of Lyondell Petrochemical Company. The transportation of petrochemicals generates a major portion of the Company’s marine transportation revenues and Mr. Gower’s knowledge of the chemical business is valuable to the Board.

Monte J. Miller	Director since 2006
Durango, Colorado	Age 67

Mr. Miller is a consultant and private investor. He served as Executive Vice President, Chemicals, of Flint Hills Resources, LP (“Flint Hills”), a company engaged in crude oil refining, transportation and marketing, and the production of petrochemicals, from 2003 to 2006. From 1999 to 2003, he was Senior Vice President of Koch Chemical Company, a predecessor company of Flint Hills. Mr. Miller serves as a member of the Compensation Committee.

Mr. Miller has 30 years of experience in the petrochemical and refining business. A significant volume of petrochemical products is transported on the inland waterways and petrochemicals represent a major portion of the Company’s business, so Mr. Miller’s extensive knowledge about petrochemical and refining companies, which constitute a substantial part of the Company’s customer base, as well as the products they ship and the end users of the products, is valuable to the Board. He also has experience in developing and administering incentive compensation programs at companies similar in size to the Company.

Joseph H. Pyne	Director since 1988
Houston, Texas	Age 63

Mr. Pyne is the Chairman of the Board, President and Chief Executive Officer of the Company. He serves as a member of the Executive Committee.

Mr. Pyne has been with the Company for 33 years, serving as President of its principal marine transportation subsidiary prior to becoming President and Chief Executive Officer of the Company. He has served as Chairman of the Board of the Company since April 2010. He has primary responsibility for the business and strategic direction of the Company and is an essential link between the Board and the Company’s day-to-day operations. Mr. Pyne has overall knowledge of all aspects of the Company, its operations, customers, financial condition and strategic planning. With the retirement of C. Berdon Lawrence as Chairman of the Board of the Company in April 2010, Mr. Pyne is the only management representative on the Board.

Continuing Class III directors, serving until the Annual Meeting of Stockholders in 2013

C. Sean Day	Director since 1996
Greenwich, Connecticut	Age 61

Mr. Day is Chairman of Teekay Corporation, a foreign flag tank vessel owner and operator. He serves as Chairman of the Governance Committee and is a member of the Compensation Committee. He is also Chairman of Teekay GP L.L.C., the general partner of Teekay LNG Partners L.P., Chairman of Teekay Offshore GP L.L.C., the general partner of Teekay Offshore Partners L.P., Chairman of Teekay Tankers Ltd. and Chairman of Compass Diversified Holdings.

Mr. Day has over 40 years of experience in the marine transportation business, currently serving as Chairman of one of the largest tanker companies in the world and formerly chief executive officer of an international bulk shipping company. In addition, Mr. Day has been active in the private equity investment business for the last 26 years, gaining extensive experience in financial management and analysis.

William M. Lamont, Jr.	Director since 1979
Dallas, Texas	Age 62

Mr. Lamont is a private investor. He serves as Chairman of the Compensation Committee and is a member of the Executive Committee and Governance Committee.

Mr. Lamont and his family have been major stockholders of the Company since its formation and he has been a director of the Company throughout its transformation from a company engaged in the oil and gas and insurance businesses, among others, into the largest inland tank barge company in the United States. Through his private investment activities, Mr. Lamont also has extensive experience in financial analysis and in financial markets.

C. Berdon Lawrence	Director since 1999
Houston, Texas	Age 68

Mr. Lawrence is a consultant for the Company and a private investor. He has served as Chairman Emeritus of the Board of the Company since April 2010 and served as Chairman of the Board of the Company from 1999 until his retirement in April 2010. He was the founder and former President of Hollywood Marine, Inc. (“Hollywood”), an inland tank barge company acquired by the Company in 1999. Mr. Lawrence serves as Chairman of the Executive Committee. Mr. Lawrence is also a director of Kinder Morgan Energy Partners, L.P.

Mr. Lawrence has over 40 years of experience in the inland tank barge business, building Hollywood into one of the largest operators in the United States before its merger with the Company. Since the merger, he and Mr. Pyne have successfully integrated the two companies into an efficient and safety-conscious operation with the size and flexibility to serve the needs of the largest customers. In addition to Mr. Lawrence’s extensive knowledge of the Company’s operations and customer base, he has long been active in industry associations that monitor significant legislative and regulatory developments along with other issues critical to the marine transportation industry.

Except as noted, each of the nominees for director and each of the continuing directors has been engaged in his principal occupation for more than the past five years.

THE BOARD OF DIRECTORS

The Company’s business is managed under the direction of the Board, which is responsible for broad corporate policy and for monitoring the effectiveness of Company management. Members of the Board are kept informed about the Company’s businesses by participating in meetings of the Board and its committees, through operating and financial reports made at Board and committee meetings by Company management, through various reports and documents sent to the directors for their review and by visiting Company facilities.

Director Independence

The New York Stock Exchange (“NYSE”) listing standards require listed companies to have at least a majority of independent directors. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with the Company.

The Board has determined that the following incumbent directors have no relationship with the Company except as directors and stockholders and are independent within the meaning of the NYSE corporate governance rules:

James R. Clark	David L. Lemmon
C. Sean Day	Monte J. Miller
Bob G. Gower	George A. Peterkin, Jr.
William M. Lamont, Jr.	Richard R. Stewart

Board Committees

The Board has established four standing committees, including the Audit Committee, the Compensation Committee and the Governance Committee, each of which is briefly described below. The fourth committee, the Executive Committee, may exercise all of the power and authority of the Board in the management of the business and affairs of the Company when the Board is not in session, except the power or authority to fill vacancies in the membership of the Board, to amend the Bylaws of the Company and to fill vacancies in the membership of the Executive Committee.

Audit Committee

All of the members of the Audit Committee are independent, as that term is defined in applicable SEC and NYSE rules. In addition, the Board has determined that all of the members of the Audit Committee are “audit committee financial experts,” as that term is defined in SEC rules. The Audit Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Monitor the Company’s financial reporting, accounting procedures and systems of internal control	Bob G. Gower (Chairman) David L. Lemmon
• Select the independent auditors for the Company	Richard R. Stewart
• Review the Company’s audited annual and unaudited quarterly financial statements with management and the independent auditors
• Monitor the independence and performance of the Company’s independent auditors and internal audit function
• Monitor the Company’s compliance with legal and regulatory requirements

Compensation Committee

All of the members of the Compensation Committee are independent, as that term is defined in NYSE rules. In addition, all of the members of the Committee are “Non-Employee Directors” and “outside directors” as defined in relevant federal securities and tax regulations. The Compensation Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Determine the compensation of executive officers of the Company	William M. Lamont, Jr. (Chairman)
• Administer the Company’s annual incentive bonus program	C. Sean Day
• Administer the Company’s stock option, restricted stock and incentive plans and grant stock options, restricted stock and performance awards under such plans	Bob G. Gower Monte J. Miller

Governance Committee

All of the members of the Governance Committee are independent, as that term is defined in NYSE rules. The Committee operates under a written charter adopted by the Board. A copy of the charter is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Principal Functions	Members

• Perform the function of a nominating committee in recommending candidates for election to the Board	C. Sean Day (Chairman) James R. Clark
• Review all related party transactions	William M. Lamont, Jr.
• Oversee the operation and effectiveness of the Board

The Governance Committee will consider director candidates recommended by stockholders. Recommendations may be sent to the Chairman of the Governance Committee, Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007, accompanied by biographical information for evaluation. The Board of the Company has approved Criteria for the Selection of Directors which the Governance Committee will consider in evaluating director candidates. The criteria address compliance with SEC and NYSE requirements relating to the composition of the Board and its committees, as well as character, integrity, experience, understanding of the Company’s business and willingness to commit sufficient time to the Company’s business. The criteria are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

In addition to the criteria, the Governance Committee and the Board will consider diversity in business experience, professional expertise, gender and ethnic background in evaluating potential nominees for director. The Company’s Corporate Governance Guidelines and Governance Committee Charter include provisions concerning the consideration of diversity in business experience, professional skills, gender and ethnic background in selecting nominees for director.

When there is a vacancy on the Board (i.e., in cases other than the nomination of an existing director for reelection), the Board and the Governance Committee have considered candidates identified by executive search firms, candidates recommended by stockholders and candidates recommended by other directors. The Governance Committee will continue to consider candidates from any of those sources when future vacancies occur. The Governance Committee does not evaluate a candidate differently based on whether or not the candidate is recommended by a stockholder.

Attendance at Meetings

It is the Company’s policy that directors are expected to attend Board meetings and meetings of committees on which they serve and are expected to attend the Annual Meeting of Stockholders of the Company. During 2010, the Board met eight times, the Audit Committee met eight times, the Compensation Committee met five times and the Governance Committee met four times. Each director attended at least 94% of the aggregate number of the meetings of the Board and of the committees on which he served. All directors attended the 2010 Annual Meeting of Stockholders of the Company.

Director Compensation

Directors who are employees of the Company receive no additional compensation for their services on the Board or Board committees. Compensation of nonemployee directors is determined by the full Board, which may consider recommendations of the Compensation Committee. Past practice has been to review director compensation when the Board believes that an adjustment may be necessary in order to remain competitive with director compensation of comparable companies. Management of the Company periodically collects published survey information on director compensation for purposes of comparison.

Each nonemployee director receives an annual fee of $24,000, a fee of $1,250 for each Board meeting and a fee of $3,000 for each Committee meeting attended. A director may elect to receive the annual fee in cash, stock options or restricted stock. The Compensation and Governance Committee Chairmen receive an additional $10,000 retainer per year, the Audit Committee Chairman receives an additional $15,000 retainer per year and the presiding director at executive sessions of the non-management directors receives an additional $5,000 retainer per year. Directors are reimbursed for reasonable expenses incurred in attending meetings.

In addition to the fees provided to the directors described above, the Company has a nonemployee director stock option plan under which nonemployee directors are granted stock options and restricted stock awards. The Company’s 2000 Nonemployee Director Stock Option Plan (the “2000 Director Plan”) provides for the automatic grant to nonemployee directors of stock options for 10,000 shares of common stock on the date of first election as a director and stock options for 6,000 shares and 1,000 shares of restricted stock immediately after each annual meeting of stockholders. In addition, the 2000 Director Plan provides for the issuance of stock options or restricted stock in lieu of cash for all or part of the annual director fee. A director who elects to receive options in lieu of the annual cash fee will be granted an option for a number of shares equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 3. A director who elects to receive restricted stock in lieu of the annual cash fee will be issued a number of shares of restricted stock equal to (a) the amount of the fee for which the election is made divided by (b) the fair market value per share of the common stock on the date of grant multiplied by (c) 1.2. The exercise price for all options granted under the 2000 Director Plan is the fair market value per share of the Company’s common stock on the date of grant. The options granted on first election as a director vest immediately. The options granted and restricted stock issued immediately after each annual meeting of stockholders vest six months after the date of grant or issuance. Options granted and restricted stock issued in lieu of cash director fees vest in equal quarterly increments during the year to which they relate. The options generally remain exercisable for ten years after the date of grant.

In 2008, the Board established stock ownership guidelines for officers and directors of the Company. The guidelines were effective January 1, 2009 and nonemployee directors must be in compliance within five years after the adoption of the guidelines or five years after first election as a director, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, nonemployee directors are required to own common stock of the Company having a value equal to four times the annual cash director fee. The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

The following table summarizes the cash and equity compensation for nonemployee directors for the year ended December 31, 2010:

Director Compensation for 2010

	Fees Earned
Name	or Paid in Cash	Stock Awards(1)(2)	Option Awards(1)(2)	Total

James R. Clark	$28,000	$70,212	$101,580	$199,792
C. Sean Day	47,000	70,212	101,580	218,792
Bob G. Gower	67,750	41,328	131,142	240,220
William M. Lamont, Jr.	71,000	41,328	101,580	213,908
C. Berdon Lawrence	24,250	41,328	101,580	167,158
David L. Lemmon	58,000	41,328	101,580	200,908
Monte J. Miller	25,000	70,212	101,580	196,792
George A. Peterkin, Jr.	34,000	41,328	131,142	206,470
Richard R. Stewart	58,000	41,328	101,580	200,908

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the directors, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010.

(2)	Each director was granted 1,000 shares of restricted stock on April 27, 2010 at a value of $41.33 per share. Each director was granted stock options for 6,000 shares on April 27, 2010 at an exercise price of $41.24 per share. Mr. Clark, Mr. Day and Mr. Miller were each granted 699 shares of restricted stock on April 27, 2010 at a value of $41.33, as they elected to receive their annual director fee in the form of restricted stock awards. Mr. Gower and Mr. Peterkin were each granted stock options for 1,746 shares on April 27, 2010 at an exercise price of $41.24 per share, as they elected to receive their annual director fee in the form of stock options. The following table shows the aggregate number of shares of restricted stock and stock options outstanding for each director as of December 31, 2010, as well as the grant date fair value of restricted stock and stock option grants made during 2010:

	Aggregate Shares	Aggregate	Grant Date
	of Restricted Stock	Stock Options	Fair Value of
	Outstanding	Outstanding	Restricted Stock and
	as of	as of	Stock Options
Name	December 31, 2010	December 31, 2010	Awarded during 2010

James R. Clark	175	28,000	$171,792
C. Sean Day	175	42,000	171,792
Bob G. Gower	—	35,477	172,470
William M. Lamont, Jr.	—	60,000	142,908
C. Berdon Lawrence	—	6,000	142,908
David L. Lemmon	—	40,000	142,908
Monte J. Miller	175	41,988	171,792
George A. Peterkin, Jr.	—	74,964	172,470
Richard R. Stewart	—	28,000	142,908

Board Leadership Structure

The Board has no set policy concerning the separation of the offices of Chairman of the Board and Chief Executive Officer, but retains the flexibility to decide how the two positions should be filled based on the circumstances existing at any given time. The roles of Chairman of the Board and Chief Executive Officer of the Company were separated for many years, with Mr. Lawrence serving as Chairman of the Board and Mr. Pyne serving as President and Chief Executive Officer from 1999 until Mr. Lawrence’s retirement as Chairman in April 2010. The Board has placed considerable emphasis on management succession planning and decided that, upon Mr. Lawrence’s retirement, the election of Mr. Pyne as Chairman of the Board in addition to Chief Executive Officer would best serve the Company’s needs and the succession process. In light of the economic conditions of the last few years and the prospect of significant acquisition opportunities for the Company during 2010 and 2011, the Board considered it important to continue to have someone in the role of Chairman of the Board with a comprehensive understanding of, as well as primary responsibility for, the Company’s businesses and strategic direction.

The Board does not have a “lead director,” but has chosen Mr. Gower to be the “presiding director” to preside at the regular executive sessions of the non-management directors that are held at least quarterly. Mr. Gower also serves as a liaison between the independent directors and management on certain matters that are not within the area of responsibility of a particular committee of the Board.

Risk Oversight

The Board carries out its risk oversight function primarily through the Audit Committee. Management prepares and reviews with the Audit Committee annually a comprehensive assessment of the identified internal and external risks of the Company that includes evaluations of the potential impact of each identified risk, its probability of occurrence and the effectiveness of the controls that are in place to mitigate the risk. The Audit Committee then brings to the attention of the Board any issues that warrant further discussion or action. The Audit Committee and the Board also receive regular reports of any events or circumstances involving risks outside the normal course of business of the Company. At times, a particular risk will be monitored and evaluated by another Board committee with primary responsibility in the area involved, such as the Compensation Committee’s review of the risks related to the Company’s compensation policies and practices. The Board’s administration of its risk oversight function has not affected the Board’s leadership structure.

TRANSACTIONS WITH RELATED PERSONS

The Board has adopted a written policy on transactions with related persons that provides that certain transactions involving the Company and any of its directors, executive officers or major stockholders or members of their immediate families, including all transactions that would be required to be disclosed as transactions with related persons in the Company’s Proxy Statement, are subject to approval in advance by the Governance Committee, except that a member of the Committee will not participate in the review of a transaction in which that member has an interest. The Committee has the discretion to approve any transaction which it determines is in, or not inconsistent with, the best interests of the Company and its stockholders. If for any reason a transaction with a related person has not previously been approved, the Committee will review the transaction within a reasonable period of time and either ratify the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. If a transaction is ongoing or consists of a series of similar transactions, the Committee will review the transaction at least annually and either ratify the continuation of the transaction or recommend other actions, including modification, rescission or termination, taking into consideration the Company’s contractual obligations. The policy provides certain exceptions, including compensation approved by the Board or its Compensation Committee.

During 2010, the Company and its subsidiaries paid L3 Partners, LLC (“L3P”), a company owned by Mr. Lawrence, the former Chairman of the Board and current director of the Company, $259,000 for air transportation services provided by L3P and office relocation costs. Such services were in the ordinary course of business of the Company.

During 2010, the Company and its subsidiaries paid 55 Waugh, LP, a partnership owned 60% by Mr. Lawrence and his family, $1,660,000 for the rental of office space in a building owned by 55 Waugh, LP. The Company’s headquarters are located in the building under a lease that was signed in 2005, prior to the purchase of the building by 55 Waugh, LP, and expires at the end of 2015. The aggregate amount of rent due from January 1, 2010 to the end of the lease term on December 31, 2015 is approximately $7,518,000.

The Company is a 50% owner of The Hollywood Camp, L.L.C. (“The Hollywood Camp”), a company that owns and operates a hunting and fishing facility used by the Company and L3P, which is also a 50% owner. The Company uses The Hollywood Camp primarily for customer entertainment. L3P acts as manager of The Hollywood Camp. The Hollywood Camp allocates lease and lodging expenses to its members based on their usage of the facilities. During 2010, the Company paid $1,558,000 to The Hollywood Camp for its share of facility expenses.

The son of Mr. Lawrence is the Chairman of the Board, Chief Executive Officer and owner of 70% of the common stock of Bayou City Pump, Inc. (“Bayou City”). In 2010, the Company paid Bayou City $200,000 for overhauls of black oil barge pumps. Such overhauls were in the ordinary course of business of the Company.

The husband of Amy D. Husted, Vice President — Legal of the Company, is a partner in the law firm of Strasburger & Price, LLP. In 2010, the Company paid the law firm $412,000 for legal services in connection with matters in the ordinary course of business of the Company.

CORPORATE GOVERNANCE

Business Ethics Guidelines

The Board has adopted Business Ethics Guidelines that apply to all directors, officers and employees of the Company. A copy of the Business Ethics Guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance. The Company is required to make prompt disclosure of any amendment to or waiver of any provision of its Business Ethics Guidelines that applies to any director or executive officer or to its chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions. The Company will make any such disclosure that may be necessary by posting the disclosure on its web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines. A copy of the guidelines is available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance.

Communication with Directors

Interested parties may communicate with the full Board or any individual directors, including the Chairmen of the Audit, Compensation and Governance Committees, the presiding director or the non-management or independent directors as a group, by writing to them c/o Kirby Corporation, 55 Waugh Drive, Suite 1000, Houston, Texas 77007. Complaints about accounting, internal accounting controls or auditing matters should be directed to the Chairman of the Audit Committee at the same address. All communications will be forwarded to the person(s) to whom they are addressed.

Web Site Disclosures

The following documents and information are available on the Company’s web site at www.kirbycorp.com in the Investor Relations section under Corporate Governance:

•	Audit Committee Charter

•	Compensation Committee Charter

•	Governance Committee Charter

•	Criteria for the Selection of Directors

•	Business Ethics Guidelines

•	Corporate Governance Guidelines

•	Communication with Directors

BENEFICIAL OWNERSHIP OF COMMON STOCK

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of common stock beneficially owned by each director, each named executive officer listed in the Summary Compensation Table, and by the directors and executive officers of the Company as a group as of March 1, 2011. Under rules of the SEC, “beneficial ownership” is deemed to include shares for which the individual, directly or indirectly, has or shares voting or investment power, whether or not they are held for the individual’s benefit. Except as otherwise indicated, the persons named have sole voting and investment power over the shares shown.

	Shares of Common Stock
	Beneficially Owned on March 1, 2011						Percent of
					Right to		Common
	Direct(1)		Indirect		Acquire(2)	Total	Stock(3)

DIRECTORS
James R. Clark	3,699		—		28,000	31,699
C. Sean Day	21,123		—		42,000	63,123
Bob G. Gower	42,922		—		35,477	78,399
William M. Lamont, Jr.	40,284	(4)	—		60,000	100,284
C. Berdon Lawrence	315,171		34,227	(5)	206,000 (6)	555,398	1.0%
David L. Lemmon	5,000		—		40,000	45,000
Monte J. Miller	7,973		—		41,988	49,961
George A. Peterkin, Jr.	205,344	(7)	63,040	(8)	61,608	329,992
Joseph H. Pyne	421,633		—		143,607	565,240	1.1%
Richard R. Stewart	3,000		—		28,000	31,000
NAMED EXECUTIVES
Gregory R. Binion	50,731		—		37,962	88,693
David W. Grzebinski	46,554		—		2,970	49,524
Dorman L. Strahan	44,835		—		14,654	59,489
Amy D. Husted	17,818	(9)	—		4,833	22,651
Directors and Executive Officers as a group (19 in number)	1,286,953		97,267		767,098	2,151,318	4.0%

(1)	Shares owned as of March 1, 2011 and held individually or jointly with others, or in the name of a bank, broker or nominee for the individual’s account. Also includes shares held under the Company’s 401(k) Plan.

(2)	Shares with respect to which a director or executive officer has the right to acquire beneficial ownership within 60 days after March 1, 2011.

(3)	No percent of class is shown for holdings of less than 1%.

(4)	Does not include 441,970 shares owned by Mr. Lamont’s wife, or 713,342 shares owned by trusts of which Mr. Lamont’s wife is the beneficiary. Mr. Lamont disclaims beneficial ownership of all 1,155,312 shares.

(5)	Owned by a limited partnership of which entities wholly owned by Mr. Lawrence and his wife are the general partners, and of which Mr. Lawrence’s children and three trusts for his children are the limited partners.

(6)	Includes 200,000 shares owned by trusts for the benefit of members of Mr. Lawrence’s family. Mr. Lawrence is not a beneficiary of the trusts, but under their terms, he has the right to acquire the property in the trusts, including the Kirby shares owned by the trusts, by substituting property of equal value.

(7)	Does not include 8,000 shares owned by Mr. Peterkin’s wife. Mr. Peterkin disclaims beneficial ownership of those shares.

(8)	Shares owned by trusts of which Mr. Peterkin is trustee, the beneficiaries of which are relatives of his or his wife’s. Mr. Peterkin disclaims beneficial ownership of those shares.

(9)	Does not include 200 shares owned by Ms. Husted’s husband. Ms. Husted disclaims beneficial ownership of those shares.

Principal Stockholders

The following table and notes set forth information as of the dates indicated concerning persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding common stock, based on filings with the SEC:

	Number of Shares		Percent
Name and Address	Beneficially Owned		of Class(1)

Janus Capital Management, LLC 151 Detroit Street Denver, Colorado 80206	3,631,404	(2)	6.77%
Royce & Associates, LLC 745 Fifth Avenue New York, New York 10151	3,258,429	(3)	6.07%
Araltec, S.L. Calle Santisima Trinidad, 2 Madrid, Spain 28010	2,990,190	(4)	5.57%
PRIMECAP Management Company 225 South Lake Avenue, Suite 400 Pasadena, California 91101	2,987,604	(5)	5.57%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,710,078	(6)	5.05%

(1)	Based on the Company’s outstanding shares of common stock on March 1, 2011.

(2)	Based on Schedule 13G, dated February 14, 2011, filed by Janus Capital Management, LLC with the SEC.

(3)	Based on Schedule 13G, dated January 14, 2011, filed by Royce & Associates, LLC with the SEC.

(4)	Based on Schedule 13G, dated December 23, 2009, filed by Araltec, S.L. with the SEC.

(5)	Based on Schedule 13G, dated February 14, 2011, filed by PRIMECAP Management Company with the SEC.

(6)	Based on Schedule 13G, dated February 7, 2011, filed by BlackRock, Inc with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

The Company’s directors and executive officers, and persons who own beneficially more than 10% of the Company’s common stock, are required under Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) to file reports of beneficial ownership and changes in beneficial ownership of the Company’s common stock with the SEC and the NYSE. Based solely on a review of the copies of reports furnished to the Company and written representations that no other reports were required, the Company believes that its executive officers and directors complied with all Section 16(a) filing requirements during 2010, except that two reports covering gifts of 1,350 shares by Mr. Peterkin in 2007 and 2009 were reported in December 2010.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Committee

The Compensation Committee (the “Committee”) of the Board of Directors of the Company has the authority and responsibility to (1) determine the salaries for executive officers of the Company, (2) administer the Company’s annual incentive compensation program, (3) administer all of the Company’s stock option and incentive compensation plans and grant stock options, restricted stock and other awards under the plans (except those plans under which grants are automatic) and (4) review and make recommendations to the Board of Directors with respect to incentive and equity-based compensation plans and any other forms of compensation for executive officers of the Company. The Compensation Committee is composed of four members, all of whom are “independent directors,” “Non-Employee Directors” and “outside directors” as those terms are defined in relevant New York Stock Exchange standards and federal securities and tax regulations.

The Committee does not delegate any of its authority to determine executive compensation. The Committee considers recommendations from the Chief Executive Officer in making its compensation decisions for executive officers other than the Chief Executive Officer. The Committee will usually, but not always, follow those recommendations in setting compensation for other executive officers since the Chief Executive Officer is in the best position to evaluate the contributions of the other executive officers to the success of the Company. The Committee undertakes a more thorough evaluation of the individual performance of the Chief Executive Officer prior to setting his compensation than it does for the other executive officers. The Committee also engaged a compensation consultant in connection with its compensation decisions for 2010.

Compensation Consultant

For 2010, the Compensation Committee engaged Cogent Compensation Partners, a compensation consulting firm (the “Consultant”), to provide information for the Committee to consider in making compensation decisions. The Consultant was engaged directly by the Compensation Committee to:

•	develop a reference group of comparable companies for comparisons of Company performance and executive compensation;

•	conduct a review of total compensation for the Company’s senior executive officers;

•	perform a marketplace analysis of direct compensation for senior executive officers compared to the reference group of companies and published compensation surveys;

•	update the Committee on current trends in executive compensation;

•	consult with the Committee concerning a risk analysis of the Company’s compensation policies and practices;

•	consult with the Committee on the compensation package for the Company’s new Chief Financial Officer; and

•	advise the Committee on the appropriate term for stock options, the size and amount of stock option and restricted stock awards, the method of calculating payouts under the annual and long-term incentive compensation plans and the composition of long-term incentive compensation awards.

In addition, during 2010, the Committee engaged the Consultant to review the Company’s annual incentive plan and long-term incentive compensation program for key executives to determine whether they are competitive and consistent with market practices and also to evaluate possible alternative types of incentive compensation plans. The Consultant reviewed the Company’s current incentive plans, compared the Company’s financial performance to the reference group of similar companies developed by the Consultant for purposes of comparison and concluded that the Company’s performance had been superior relative to the reference group over both the one-year and three-year periods tested. The Consultant further concluded that the payouts under both the annual and long-term incentive plans for the period 2006-2009 were reasonably aligned with the Company’s performance.

The Consultant was not retained by the Company or any of its affiliates (other than the Compensation Committee) to perform any services during 2010.

Overview

The Company’s “named executive officers” for 2010 are the Chief Executive Officer, Joseph H. Pyne, the Chief Financial Officer, David W. Grzebinski, and the three other most highly compensated executive officers for 2010, consisting of Gregory R. Binion, President of the Company’s principal marine transportation subsidiary, Dorman L. Strahan, President of the Company’s diesel engine services subsidiaries, and Amy D. Husted, Vice President-Legal of the Company. Compensation of the named executive officers is based primarily on three elements: (1) base salary, (2) annual incentive compensation and (3) long-term incentives, including stock options, restricted stock and performance awards. The overall goal of the Company’s compensation program is to pay compensation competitive with similar corporations and to tie annual incentives and long-term incentives to corporate performance and a return to the Company’s stockholders.

The objectives of the compensation program are:

•	to attract and retain senior executives with competitive compensation opportunities;

•	to achieve consistent performance over time; and

•	to achieve performance that results in increased profitability and stockholder value.

The Company’s executive compensation program is designed to reward:

•	performance that contributes to the long-term growth and stability of the Company and the effectiveness of management in carrying out strategic objectives identified for the Company (through the base salary);

•	the financial and operational success of the Company for the current year (through the annual incentive plan); and

•	the future growth and profitability of the Company (through long-term incentive compensation awards).

In determining the compensation of the named executive officers, the Compensation Committee considered all elements of total compensation, including salary, annual incentive compensation, equity-based and other long-term incentive compensation and projected payouts under the Company’s retirement plans. The Compensation Committee also relied in part on the marketplace analysis prepared by the Consultant to determine that the Committee’s compensation decisions, both as to specific elements of compensation and as to aggregate compensation, were in a reasonable range for comparable companies and for the positions held by the named executive officers. The Committee also considered the Consultant’s analysis in determining whether the compensation awarded to each named executive officer bears a reasonable relationship to the compensation awarded to the other named executive officers. From that foundation, the Committee refined the individual compensation decisions based on a number of factors, including such factors as the prior year’s compensation, the performance of the Company or its business groups, individual performance of the named executive officer, any increased responsibilities assigned to a particular executive officer, the recommendations of the Chief Executive Officer (except as to his own compensation) and considerations of internal pay equity. However, the final decisions of the Committee are to some extent subjective and do not result from a formulaic application of any of those factors.

Elements of Compensation

Salary

The Compensation Committee attempts to set base salaries for the named executive officers at approximately the median for comparable companies. The Committee and management believe that the Company is the leader in its industry and that its employees are frequently targeted by its competitors. Therefore, the Committee generally attempts to set compensation at levels to keep pace with inflation and the competitive market to avoid losing valuable employees.

Based on information available in October 2009, the Consultant determined that the Company’s salaries for its top executive officers averaged approximately 98% of the median for the reference group. In setting the Company’s overall salary budget for 2010, management and the Compensation Committee considered the Company’s performance in 2009 on financial, operational and strategic levels, as well as independent survey information from sources other than the Consultant that projected 2.5-3.0% increases in salary budgets for 2010 for all categories of employees at a broad range of companies. Because of the deteriorating business conditions at the beginning of 2009 and the Company’s ongoing effort to reduce expenses, the Company instead increased the salary budget for shore staff by 2.5% over 2009. Salaries of executive officers generally increased in the 2.0-3.5% range, except that there was no increase in the salary of the Chief Executive Officer and except that the salaries of two officers, including Mr. Binion, were increased by 13-15% because the Committee determined, with input from the Consultant, that their salaries were significantly below the norm for comparable positions.

Annual Incentive Compensation

With regard to the annual cash incentives for executive officers, the Compensation Committee attempts to set annual incentive compensation targets at a level such that, with a positive performance by an executive officer and a certain level of performance by the Company, the total cash compensation for the executive officer will be above the median total cash compensation for similar corporations and positions. Based on the market analysis provided to the Committee by the Consultant, the Committee determined that the 2010 salaries for the executive officers would be within or below the median range and that the target total cash compensation, including incentive compensation, would fall between the median and the 75th percentile, which is consistent with the Company’s compensation philosophy. Actual total cash compensation for 2010 was at approximately the 75th percentile. The Compensation Committee believes that total annual cash compensation above the median for similar corporations and positions is appropriate since a significant portion of each executive officer’s total annual cash compensation is at risk due to both individual performance factors and the Company’s success in achieving the targeted performance measures described in the next paragraph. The annual incentive compensation constitutes a significant portion of direct cash compensation and can vary significantly from year to year depending on the Company’s achievement of those performance measures.

The Company’s annual incentive plan for 2010 was based on the achievement of three equally weighted performance measures by each of the Company’s three business groups — inland marine transportation, diesel engine services and offshore marine transportation — and by the Company as a whole. The three performance measures are EBITDA (net earnings attributable to Kirby, before interest expense, taxes on income, depreciation and amortization), return on total capital and earnings per share. EBITDA for the year is calculated by adding the following amounts shown in the Company’s audited financial statements: (1) net earnings attributable to Kirby, (2) depreciation and amortization, (3) interest expense and (4) provision for taxes on income. Return on total capital for the year is calculated by dividing (i) net earnings attributable to Kirby plus provision for taxes on income plus interest expense by (ii) the average of total equity plus long-term debt for the year.

Performance under the annual incentive plan is measured on a calendar year basis. At the beginning of each year, objectives are established for each of the three performance measures for the year, based on the budget for the year that is prepared by management and approved by the Board.

For 2010, the target and actual performance measures for the Company were:

	Target	Actual

EBITDA	$271 million	$295 million
Return on total capital	13.3%	15.3%
Earnings per share	$1.84	$2.15

In administering the annual incentive plan, the Compensation Committee establishes a target amount expressed as a percentage of base salary for each participant. The Committee also establishes a range of possible incentive compensation payments, with no payment earned unless at least 80% of the target performance is achieved and a maximum possible award of 200% of the target amount if 120% of the target performance is achieved. Annual incentive compensation payments for employees of the Company itself (a holding company which conducts operations through its subsidiaries) are based entirely on the performance of the Company as a whole. Payments for the heads of the Company’s business groups are based 50% on the performance of the business group and 50% on overall Company performance. Payments for all other employees in a business group are based 70% on the performance of the business group and 30% on overall Company performance.

For 2010, the Compensation Committee set the target annual incentive compensation for the named executive officers at the following percentages of base salary: Joseph H. Pyne (90%), David W. Grzebinski (70%), Gregory R. Binion (70%), Dorman L. Strahan (70%) and Amy D. Husted (40%). In the cases of Mr. Pyne and Mr. Strahan, the target amounts as a percentage of base salary were established at their current levels in 2000, based on the recommendation of a different executive compensation consulting firm that advised the Company on the design of the plan. Since then, the Committee has generally been satisfied that the annual incentive compensation awards produced by the plan have been reasonable in amount and have correlated with the performance of the Company and its business groups and has therefore not changed the target percentages for those two executive officers. Mr. Binion and Ms. Husted have been promoted to their current positions since the plan was originally implemented and the target percentages for them have increased over time to levels that are commensurate with their increased responsibilities and consistent with target percentages for other officers of the Company. Mr. Grzebinski was hired in 2010 and his target percentage was set at a level that was determined to be competitive for executives with his qualifications. Payouts under the annual incentive plan for 2010 were 166.6% of the target amount for Mr. Pyne, Mr. Grzebinski and Ms. Husted (employees of the parent Company), 167.7% of the target amount for Mr. Binion, the President of the Company’s principal marine transportation subsidiary, and 137.8% of the target amount for Mr. Strahan, the President of the Company’s diesel engine services subsidiaries.

The annual incentive plan also provides that each participant’s total potential payment under the plan may be decreased by up to 25% based on a discretionary assessment of individual performance for the year. The Compensation Committee awarded the full plan payment for 2010 to each named executive officer after determining that the performance of each of the officers met expectations for the year. That determination for the Chief Executive Officer was based on the performance evaluation of the Chief Executive Officer conducted by the Board of Directors under the guidance of the Governance Committee and on the Company’s achievement of most of its financial, operational and strategic goals for 2010. The determination for the other named executive officers was based primarily on evaluations and recommendations made by the Chief Executive Officer, as well as on the Board’s interaction with the other named executive officers during the previous year in relation to matters in their areas of responsibility.

Long-Term Incentive Compensation

The Compensation Committee’s objective for long-term incentive compensation for executive officers is generally to fall between the 50th and 75th percentiles in long-term incentive compensation of similar corporations and positions. In addition to retirement, health care and similar benefits, the primary long-term incentives for executive officers are stock options, restricted stock and performance awards. The Committee views stock option and restricted stock awards as a regular component of compensation for executive officers, as well as for managerial level employees generally, because the Committee believes that such awards provide an incentive for key employees to remain with the Company. Incentive compensation under the Company’s annual incentive plan varies with the Company’s achievement of the annual performance targets. The incentive compensation therefore supplies the incentive of tying a meaningful portion of total compensation to Company performance, as well as business group and individual performance. In addition, the ultimate value of the options and shares of restricted stock granted depends on the Company’s stock price, aligning the interests of recipients of those awards with the interests of the Company’s stockholders.

In 2010, the Compensation Committee granted nonqualified stock options covering 69,599 shares of common stock and 99,669 shares of restricted stock to the named executive officers. Those numbers include options and shares granted under the long-term incentive compensation program discussed below and the special restricted stock grant to Mr. Grzebinski described under “New Chief Financial Officer” below. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of seven years. The restricted stock vests in equal increments over five years. In deciding on the number of options and shares of restricted stock to award to executive officers other than the four named in the discussion of the long-term incentive compensation program below, the Committee considered the performance of the Company, the performance of the officer, information from the Consultant about the level of long-term equity-based incentive compensation awards made by comparable companies, the Company’s option overhang (considering both outstanding options and shares remaining available to be granted under the Company’s plans) and recommendations from the Chief Executive Officer. Those factors are not weighted in any specific manner and the resulting awards are therefore to some extent subjective.

The Company maintains a long-term incentive compensation program for selected senior executives that is administered by the Compensation Committee. The program allows the grant of incentive stock options, nonincentive stock options, restricted stock, performance shares and performance units (or any combination thereof). The objective of the program is to provide long-term incentive compensation to the specified executives in an amount that falls between the 50th and 75th percentiles when compared to companies or business units of similar size. Under the program, the elements of long-term compensation to be awarded, as well as the executives selected to participate, are determined each year by the Compensation Committee.

For 2010, the Compensation Committee determined that the executives who would receive awards under the long-term incentive compensation program would include Mr. Pyne, Mr. Binion, Mr. Grzebinski and Mr. Strahan and that 20% of the target value of the awards would be in the form of stock options, 40% in the form of restricted stock and 40% in the form of cash performance awards. The target values of the awards, broken down by the three components, were as follows:

	Stock	Restricted	Performance
	Options	Stock	Awards	Total

Joseph H. Pyne	$600,000	$1,200,000	$1,200,000	$3,000,000
Gregory R. Binion	163,000	326,000	326,000	815,000
David W. Grzebinski	125,000	250,000	250,000	625,000
Dorman L. Strahan	63,000	126,000	126,000	315,000

The options vest over a three-year period and the restricted stock vests over a five-year period. The performance awards are based on a three-year performance period beginning January 1, 2010. The percentage of the target award paid at the end of the performance period will be based on the Company’s achievement on a cumulative basis for the three-year period of the objective levels of EBITDA, return on total capital and earnings per share established under its annual incentive plan, with the three factors equally weighted. The officers will be paid the target amount if 100% of the objective performance measures is achieved over the three-year period. The payment can range from zero if less than 80% of the objective performance measures is achieved to a maximum of 200% of the target award for the achievement of 130% or more of the objective performance measures.

The amount and form of the long-term incentive compensation awards, including the specific mix of long-term incentive compensation elements, were based in part on an analysis of market data on the amounts of awards and recommendations on the form of awards provided by the Consultant to the Compensation Committee.

Chief Executive Officer

The Compensation Committee set the 2010 base salary for Joseph H. Pyne, the Company’s Chief Executive Officer, at $680,000, the same as his salary for 2009. The Compensation Committee took into account the continuing uncertainty about the state of the economy as well as other elements of compensation awarded to Mr. Pyne in deciding to hold his salary for 2010 at the same level as in 2009. The Chief Executive Officer’s base salary was generally based on the same factors and criteria outlined above, which include compensation paid to chief executives of similar corporations, individual as well as corporate performance and a general correlation with the compensation of other executive officers of the Company. In setting the compensation of Mr. Pyne, the Committee also considers the Company’s success in achieving the financial, operational and strategic corporate goals established for each year, as well as the annual evaluation of the Chief Executive Officer’s performance conducted by the Board under the guidance of its Governance Committee. However, neither the achievement of corporate goals, the performance evaluation nor any other particular aspect of Company or individual performance is given any specific weighting or tied by any type of formula to decisions on the Chief Executive Officer’s base salary or long-term incentive compensation awards. The $2,446,392 in non-equity incentive plan compensation shown for Mr. Pyne in the Summary Compensation Table consisted of (1) $1,019,592 determined under the annual incentive plan described above and (2) a $1,426,800 payment earned by Mr. Pyne for the 2008-2010 performance period under a performance award granted as part of the Company’s long-term incentive compensation program that was based on the formula for the performance award that was established by the Compensation Committee when the award was made at the beginning of 2008.

New Chief Financial Officer

In January 2010, the Company hired Mr. Grzebinski as Executive Vice President and Chief Financial Officer. In addition to his base salary and his annual and long-term incentive compensation discussed above, the Company made a one-time grant to Mr. Grzebinski of restricted stock valued at $1,176,358 to compensate him for unvested restricted stock of his previous employer which he forfeited to accept the position with the Company. Prior to joining the Company, Mr. Grzebinski had served in senior financial management positions with FMC Technologies, Inc., a New York Stock Exchange listed company with a market capitalization significantly larger than the Company. The Committee determined, with advice from the Consultant, that the total compensation package awarded to Mr. Grzebinski was competitive with the compensation required to attract executives with Mr. Grzebinski’s experience to fill the role of Chief Financial Officer of the Company.

Retirement Plans

The Company maintains two primary retirement plans in which the named executive officers are eligible to participate on the same basis as broad categories of employees — a Profit Sharing Plan and a 401(k) Plan. Most of the Company’s shore-based employees are eligible to participate in the Profit Sharing Plan. The aggregate contributions made to the plan by the Company are allocated among the participants according to base salary. All employees of the Company are eligible to participate in the 401(k) Plan, under which the Company will match employee contributions in an amount up to 3% of an employee’s base salary.

The Company maintains an unfunded, nonqualified Deferred Compensation Plan for Key Employees, which is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The plan is designed to restore benefits for employees being compensated in excess of certain limits ($245,000 per annum for 2010). In 2010, the Committee approved contributions for each participant at the maximum amounts allowed by the Plan.

Perquisites and Personal Benefits

The only perquisites or other personal benefits that the Company provides to the named executive officers are an automobile allowance that is given to approximately 65 executive and management employees, payment of the cost of club memberships that are used for both business and personal purposes and the payment of a portion of the cost of financial planning services provided to two of the named executive officers during 2010. The Compensation

Committee believes the personal benefits are reasonable in amount and help the Company attract and retain key employees.

Employment/Severance Agreements

Except for accelerated vesting of outstanding stock options, restricted stock and performance awards upon a change in control of the Company, there are no special compensation arrangements related to severance or change-in-control events. The Company has no employment agreements with any of its executive officers.

Benchmarking

Information used by the Compensation Committee to benchmark against comparable companies in determining particular elements of executive compensation has been provided by the Consultant. Marketplace analysis developed by the Consultant has been based in part on a reference group of 17 companies selected because they are of a similar size to the Company, have similar business characteristics (such as levels of capital or people intensity, cyclicality and use of technology) and have primary operations in at least one of the same business segments as the Company. In determining competitive market levels for the elements of executive compensation, the Consultant used a combination of data on the companies in the reference group and data from published compensation surveys.

The reference group used by the Consultant for the information provided to the Committee in connection with its compensation decisions for 2010 included the following companies:

Horizon Lines International, Inc.	Superior Energy Services, Inc.
Overseas Shipholding Group, Inc.	Helix Energy Solutions Group, Inc.
Seacor Holdings Inc.	Oceaneering International, Inc.
Tidewater Inc.	Oil States International, Inc.
Hornbeck Offshore Services, Inc.	Alexander & Baldwin, Inc.
GulfMark Offshore, Inc.	American Commercial Lines Inc.
General Maritime Corporation	Bristow Group Inc.
Global Industries, Ltd.	Werner Enterprises, Inc.
Key Energy Services, Inc.

Other Compensation Matters

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the Chief Executive Officer and the three other most highly compensated executive officers other than the Chief Financial Officer. Certain performance-based compensation, however, is specifically exempt from the deduction limit. The Committee does take steps to qualify compensation for deductibility to the extent practical, but may award compensation that is not deductible when such an award would be in the Company’s best interests.

Timing of Compensation Decisions

The Compensation Committee generally makes executive compensation decisions in January of each year. Options have always been granted at an exercise price equal to the fair market value of the Company’s stock on the date of grant. Options granted at the regular January meeting of the Committee, which takes place several days before the Company’s public release of earnings information for the previous year, are granted at an exercise price equal to the fair market value of the Company’s stock on a specified date after the earnings release, in which case the later date is considered the date of grant.

Stock Ownership Guidelines

Effective January 1, 2009, the Board established stock ownership guidelines for executive officers and directors of the Company and its subsidiaries. Executive officers must be in compliance within five years after the adoption of the guidelines or five years after becoming an executive officer, whichever is later, but are expected to accumulate the required number of shares ratably over the applicable five-year period. Under the guidelines, the Chief Executive Officer is required to own common stock of the Company having a value equal to four times his base salary. For the other named executive officers, the requirement is three times base salary. The guidelines do not address hedging the economic risk of stock ownership, but the Company’s insider trading policy prohibits employees from engaging in short sales of the Company’s stock or in transactions involving options to buy or sell the Company’s stock (other than stock options granted by the Company). The Governance Committee of the Board will monitor compliance with the guidelines and may recommend modifications or exceptions to the Board.

Compensation Committee Report

The Compensation Committee of the Board of Directors of the Company has reviewed and discussed with management the Compensation Discussion and Analysis in this Proxy Statement. Based on that review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

William M. Lamont, Jr., Chairman
C. Sean Day
Bob G. Gower
Monte J. Miller

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are, and during 2010 were, Mr. Lamont, Mr. Day, Mr. Gower and Mr. Miller. None of such persons is or has been an officer or employee of the Company or any of its subsidiaries. In 2010, no executive officer of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

Compensation Tables

Summary Compensation Table

						Change in
						Pension Value and
						Non-Qualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
Name and Principal Position		Salary	Awards(1)	Awards(1)	Compensation(2)	Earnings(3)	Compensation(4)	Total

Joseph H. Pyne	2010	$680,000	$1,202,940	$497,448	$2,446,392	$59,596	$39,860	$4,926,236
Chairman of the Board, President	2009	680,000	1,090,680	456,516	1,899,019	28,210	156,558	4,310,983
and Chief Executive Officer	2008	680,000	1,222,380	580,716	2,563,466	33,293	149,978	5,229,833

David W. Grzebinski(5)	2010	295,096	1,426,798	102,996	344,141	—	16,933	2,185,964
Executive Vice President	2009	—	—	—	—	—	—	—
and Chief Financial Officer	2008	—	—	—	—	—	—	—

Gregory R. Binion	2010	338,750	326,820	135,144	397,659	11,468	29,587	1,239,428
President of Kirby	2009	305,000	272,700	114,120	185,104	2,864	67,038	946,826
Inland Marine, LP	2008	263,750	471,000	316,980	289,761	2,696	54,673	1,398,860

Dorman L. Strahan	2010	254,950	126,300	52,236	350,845	—	30,054	814,385
President of Kirby	2009	248,800	110,880	46,404	220,864	—	56,764	683,712
Engine Systems, Inc.	2008	248,800	124,320	59,040	324,775	—	70,180	827,115

Amy D. Husted	2010	197,500	121,020	48,312	131,614	2,321	14,497	515,264
Vice President — Legal	2009	190,000	111,120	36,648	63,635	501	42,424	444,328
	2008	167,500	67,800	—	99,538	471	37,899	373,208

(1)	The amounts included in the “Stock Awards” and “Option Awards” columns represent the grant date fair value related to restricted stock awards and option grants to the named executive officers, computed in accordance with FASB ASC Topic 718. For a discussion of valuation assumptions, see Note 8, Stock Award Plans, in the Company’s consolidated financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2010. The actual number of stock awards and options granted in 2010 is shown in the “Grants of Plan Based Awards During 2010” table.

(2)	Amounts include payments under the Company’s annual incentive plan and payments pursuant to three-year performance awards. Both the annual incentive plan and the performance awards are described in more detail in the “Compensation Discussion and Analysis” above.

(3)	The amounts for Mr. Pyne reflect the aggregate change during 2010, 2009 and 2008 in the present value of his accumulated benefit under a Deferred Compensation Agreement with Kirby Inland Marine, LP. The amounts for Mr. Binion and Ms. Husted reflect the change in the present value of their accumulated benefits during 2010, 2009 and 2008 under the Kirby Pension Plan. Since Mr. Binion’s and Ms. Husted’s benefits in the Kirby Pension Plan were frozen as of December 31, 1999, the changes in present value are due only to changes in assumptions and the passage of time.

(4)	Amounts for 2010 include an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne and Mr. Strahan, an automobile allowance, club memberships and group life insurance services for Mr. Grzebinski and Mr. Binion, an automobile allowance and group life insurance for Ms. Husted. Amounts for 2009 include an automobile allowance, club memberships, group life insurance, personal financial planning services and a service award for Mr. Pyne, an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Strahan, an automobile allowance, group life insurance and club memberships for Mr. Binion and an automobile allowance and group life insurance for Ms. Husted. Amounts for 2008 include an automobile allowance, club memberships, group life insurance and personal financial planning services for Mr. Pyne and Mr. Strahan and an automobile allowance and group life insurance for Mr. Binion and Ms. Husted. The Company’s contributions under the Company’s Profit Sharing Plan and Deferred Compensation Plan for Key Employees for 2010, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2009, the company’s contributions under the Profit Sharing Plan were as follows: $17,252 to Mr. Pyne, $25,146 to Mr. Binion, $19,004 to Mr. Strahan and $28,156 to Ms. Husted. Also, cash distributions were made in 2010 for excess benefit contributions in 2009 under the Profit Sharing Plan as follows: $19,054 to Mr. Pyne, $11,161 to Mr. Binion, and $8,570 to Mr. Strahan. For 2009, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $77,517 to Mr. Pyne, $10,692 to Mr. Binion and $542 to Mr. Strahan.

(5)	Mr. Grzebinski became an employee of the Company in February 2010. He has served as Executive Vice President and Chief Financial Officer since March 2010.

Grants of Plan Based Awards During 2010

					All Other	All Other
					Stock	Option		Grant Date
					Awards:	Awards:	Exercise	Fair Value
		Estimated Future Payouts			Number of	Number of	Price of	of Stock
		Under Non-Equity Incentive			Shares of	Securities	Option	and
	Grant	Plan Awards(1)			Stock or	Underlying	Awards	Option
Name	Date	Threshold	Target	Maximum	Units(2)	Options(3)	($/sh)(4)	Awards(5)

Joseph H. Pyne	01/26/10	$240,000	$1,200,000	$2,400,000
	02/01/10				36,855			$1,202,940
	02/01/10					41,178	$32.56	497,448
David W. Grzebinski	01/26/10	50,000	250,000	500,000
	02/08/10				45,432			1,426,798
	02/08/10					8,910	31.35	102,996
Gregory R. Binion	01/26/10	65,200	326,000	652,000
	02/01/10				10,012			326,820
	02/01/10					11,187	32.56	135,144
Dorman L. Strahan	01/26/10	25,200	126,000	252,000
	02/01/10				3,870			126,300
	02/01/10					4,324	32.56	52,236
Amy D. Husted	01/25/10				3,500			121,020
	02/01/10					4,000	32.56	48,312

(1)	Amounts shown represent long-term performance awards made to four of the named executive officers in 2010 for the 2010-2012 performance period under the Company’s long-term incentive compensation program. The performance awards are based on a three-year performance period beginning January 1, 2010. The percentage of the target award paid at the end of the performance period will be based on the achievement by the Company (in the case of Mr. Pyne and Mr. Grzebinski) or by the Company and its business groups (in the case of Mr. Binion and Mr. Strahan) on a cumulative basis for the three-year performance period of the objective levels of EBITDA, return on total capital and earnings per share established under the Company’s annual incentive plan. The threshold amount is payable if 80% of the performance target is achieved and the maximum amount is payable if 130% or more of the performance target is achieved; if less than 80% is achieved, there is no payment. For 2010, the first year of the performance period, the Company and its business groups achieved approximately 125-168%, of the target performance measures (depending on the weighting for the different participants), but any payout to the participating executive officers cannot be determined until the remaining two years of the performance period are completed.

(2)	Represents the number of shares awarded in 2010 for restricted stock awards under the Company’s 2005 Stock and Incentive Plan. The restricted stock awards granted on January 25, 2010 and February 1, 2010 to Mr. Pyne, Mr. Binion, Mr. Strahan and Ms. Husted and 7,974 of the 45,432 shares of restricted stock shares granted to Mr. Grzebinski on February 8, 2010 vest 20% on January 24th of each year following the original award dates. Of the 45,432 shares of restricted stock awarded to Mr. Grzebinski on February 8, 2010, 14,009 and 23,449 of the restricted stock shares vest on January 2, 2011 and January 2, 2012, respectively.

(3)	Represents the number of stock options awarded in 2010 under the Company’s 2005 Stock and Incentive Plan. These options become one-third exercisable after one year, two-thirds exercisable after two years, and are fully exercisable after three years from the date of grant. The exercise price for the options may be paid with shares of common stock owned for at least six months. No stock appreciation rights were granted with the stock options.

(4)	The exercise price per share is equal to the closing price per share of the Company’s common stock on the date of grant.

(5)	The grant date fair values are calculated based in accordance with FASB ASC Topic 718. Restricted shares are valued at the average of the high and low prices of the Company’s common stock on the date of grant, resulting in a fair value of $34.59, $32.64, and $31.41 per share on January 25, 2010, February 1, 2010 and February 8, 2010, respectively. The Black-Scholes option pricing model is used to determine the fair value of stock options, resulting in values of $12.08 and $11.56 per share on February 1, 2010 and February 8, 2010, respectively.

Outstanding Equity Awards at December 31, 2010

	Option Awards				Stock Awards
	Number of	Number of
	Securities	Securities			Number of	Market Value of
	Underlying	Underlying			Shares or Units	Shares or Units
	Unexercised	Unexercised	Option	Option	of Stock That	of Stock That
	Options	Options	Exercise	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable(1)	Price	Date	Vested(2)	Vested(3)

Joseph H. Pyne	24,536	—	$27.60	02/15/11	108,570	$4,782,509
	39,258	—	$35.66	01/26/12
	31,348	15,674	$48.00	02/08/13
	21,800	43,602	$23.98	01/30/14
	—	41,178	$32.56	02/01/17

David W. Grzebinski	—	8,910	$31.35	02/08/17	45,432	$2,001,280

Gregory R. Binion	6,666	3,334	$48.65	02/01/13	29,326	$1,291,810
	13,333	6,667	$34.40	11/03/13
	5,450	10,900	$23.98	01/30/14
	—	11,187	$32.56	02/01/17

Dorman L. Strahan	4,000	—	$36.94	02/15/12	10,869	$478,779
	3,187	1,594	$48.00	02/08/13
	2,216	4,433	$23.98	01/30/14
	—	4,324	$32.56	02/01/17

Amy D. Husted	1,750	3,500	$23.98	01/30/14	8,892	$391,693
	—	4,000	$32.56	02/01/17

(1)	The unexercisable options held by the named executive officers are exercisable or become exercisable, as follows:

Grant Date	Vesting Date	Joseph H. Pyne	David W. Grzebinski	Gregory R. Binion	Dorman L. Strahan	Amy D. Husted

01/30/09	01/30/11	21,801	—	5,450	2,216	1,750
	01/30/12	21,801	—	5,450	2,217	1,750

02/01/08	02/01/11	—	—	3,334	—	—

02/08/08	02/08/11	15,674	—	—	1,594	—

11/03/08	11/03/11	—	—	6,667	—	—

02/01/10	02/01/11	13,726	—	3,729	1,441	1,333
	02/01/12	13,726	—	3,729	1,441	1,333
	02/01/13	13,726	—	3,729	1,442	1,334

02/08/10	02/08/11	—	2,970	—	—	—
	02/08/12	—	2,970	—	—	—
	02/08/13	—	2,970	—	—	—

(2)	The vesting dates of the restricted stock awards for the named executive officers are as follows:

		Award Dates
Name	Vesting Dates	01/23/06	02/15/06	01/22/07	02/15/07	01/28/08	02/08/08	10/27/08	01/26/09	01/25/10	02/01/10	02/08/10

Joseph H. Pyne	01/24/11	—	—	6,579	—	—	5,000	—	8,833	—	7,371	—

	02/15/11	—	8,224	—	—	—	—	—	—	—	—	—

	01/24/12	—	—	6,579	—	—	5,000	—	8,833	—	7,371	—

	01/24/13	—	—	—	—	—	5,000	—	8,833	—	7,371	—

	01/24/14	—	—	—	—	—	—	—	8,834	—	7,371	—

	01/24/15	—	—	—	—	—	—	—	—	—	7,371	—

David W. Grzebinski	01/02/11	—	—	—	—	—	—	—	—	—	—	14,009

	01/24/11	—	—	—	—	—	—	—	—	—	—	1,594

	01/02/12	—	—	—	—	—	—	—	—	—	—	23,449

	01/24/12	—	—	—	—	—	—	—	—	—	—	1,595

	01/24/13	—	—	—	—	—	—	—	—	—	—	1,595

	01/24/14	—	—	—	—	—	—	—	—	—	—	1,595

	01/24/15	—	—	—	—	—	—	—	—	—	—	1,595

Gregory R. Binion	01/24/11	800	—	640	—	1,000	—	—	2,208	—	2,002	—

	10/27/11	—	—	—	—	—	—	1,800	—	—	—	—

	01/24/12	—	—	640	—	1,000	—	—	2,208	—	2,002	—

	10/27/12	—	—	—	—	—	—	1,800	—	—	—	—

	01/24/13	—	—	—	—	1,000	—	—	2,209	—	2,002	—

	10/24/13	—	—	—	—	—	—	1,800	—	—	—	—

	01/24/14	—	—	—	—	—	—	—	2,209	—	2,003	—

	01/24/15	—	—	—	—	—	—	—	—	—	2,003	—

Dorman L. Strahan	01/24/11	—	—	—	720	—	508	—	898	—	774	—

	02/15/11	—	440	—	—	—	—	—	—	—	—	—

	01/24/12	—	—	—	720	—	509	—	898	—	774	—

	01/24/13	—	—	—	—	—	509	—	898	—	774	—

	01/24/14	—	—	—	—	—	—	—	899	—	774	—

	01/24/15	—	—	—	—	—	—	—	—	—	774	—

Amy D. Husted	01/24/11	320	—	256	—	320	—	—	900	700	—	—

	01/24/12	—	—	256	—	320	—	—	900	700	—	—

	01/24/13	—	—	—	—	320	—	—	900	700	—	—

	01/24/14	—	—	—	—	—	—	—	900	700	—	—

	01/24/15	—	—	—	—	—	—	—	—	700	—	—

(3)	The market value of the shares of restricted stock that had not vested as of December 31, 2010 is calculated using the closing price of the Company’s common stock on December 31, 2010, which was $44.05 per share.

Option Exercises and Stock Vested During 2010

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise	on Exercise(1)	Vesting	on Vesting(2)

Joseph H. Pyne	—	$—	36,636	$1,253,639
Gregory R. Binion	—	—	7,248	262,546
Dorman L. Strahan	8,400	116,477	3,086	106,222
Amy D. Husted	—	—	2,116	73,721

(1)	Based on the closing price of the Company’s common stock on the date of exercise.

(2)	Based on the closing price of the Company’s common stock on the date of vesting.

Pension Benefits

		Years of	Present Value of
		Credited	Accumulated
Name	Plan Name	Service	Benefit

Joseph H. Pyne	Kirby Inland Marine LP —	—	$535,381
	Deferred Compensation Plan(1)
Gregory R. Binion	Kirby Pension Plan(2)	11	59,779
Amy D. Husted	Kirby Pension Plan(2)	5	10,882

(1)	Kirby Inland Marine, LP has an unfunded Deferred Compensation Agreement with Mr. Pyne in connection with his previous employment as its President. Mr. Pyne has enough years of service to qualify for the maximum payment of $4,175 per month under the agreement. The agreement provides for benefits to Mr. Pyne of $4,175 per month commencing upon the later of his severance from the employment of the Company or his 65th birthday and continuing until the month of his death. If Mr. Pyne should die prior to receiving such deferred compensation, the agreement provides for monthly payments to his beneficiary for a period of not less than 60 nor more than 120 months, depending on the circumstances. The agreement also provides that no benefits will be paid if Mr. Pyne is terminated for a “wrongful action” (as defined in the agreement).

(2)	The Company sponsors a defined benefit plan, the Kirby Pension Plan, for vessel personnel and shore based tankermen employed by certain subsidiaries of the Company. Shoreside personnel employed by Hollywood prior to its merger with a subsidiary of the Company in 1999, including Mr. Binion and Ms. Husted, also are participants in the Kirby Pension Plan, but ceased to accrue additional benefits effective December 31, 1999. The Company contributes such amounts as are necessary on an actuarial basis to provide the Kirby Pension Plan with assets sufficient to meet the benefits paid to participants.

Nonqualified Deferred Compensation

	Registrant
	Contributions in	Aggregate	Aggregate
	Last Fiscal	Earnings in	Balance at
Name	Year(1)	Last Fiscal Year(2)	Last Fiscal Year End

Joseph H. Pyne	$—	$207,924	$1,648,411
Gregory R. Binion	—	2,877	20,452
Dorman L. Strahan	—	1,219	9,158

(1)	The Company has an unfunded, nonqualified Deferred Compensation Plan for Key Employees which was adopted in October 1994, effective January 1, 1992. The Plan is designed primarily to provide additional benefits to eligible employees to restore benefits to which they would be entitled under the Company’s Profit Sharing Plan and 401(k) Plan were it not for certain limits imposed by the Internal Revenue Code. The benefits under the Deferred Compensation Plan are designed to restore benefits for employees with base salary in excess of a certain level ($245,000 for 2010). Contributions for 2010, which would otherwise be included in this column, have not been determined as of the date of this Proxy Statement. For 2009, the Company’s contributions under the Deferred Compensation Plan for Key Employees were as follows: $77,517 to Mr. Pyne, $10,692 to Mr. Binion and $542 to Mr. Strahan.

(2)	Earnings on deferred compensation under the Deferred Compensation Plan for Key Employees are calculated in the same manner and at the same rate as earnings on externally managed investments of salaried employees participating in the Company’s Profit Sharing Plan.

Equity Compensation Plan Information as of December 31, 2010

			Number of Securities
			Remaining Available
			for Future Issuance
	Number of		Under Equity
	Securities to be		Compensation Plans
	Issued Upon	Weighted-Average	(Excluding Securities
	Exercise of	Exercise Price of	Reflected in First
Plan Category	Outstanding Options	Outstanding Options	Column)

Equity compensation plans approved by stockholders	434,447	$33.53	1,457,516
Equity compensation plans not approved by stockholders(1)	356,429	$34.88	324,766

Total	790,876	$34.14	1,782,282

(1)	The only plan included in the table that was adopted without stockholder approval was the 2000 Nonemployee Director Stock Option Plan, the material features of which are summarized under “BOARD OF DIRECTORS — Director Compensation.”

Potential Payments Upon Change in Control

If a change in control were to have occurred on December 31, 2010, all of the named executive officers’ outstanding options to acquire Company common stock would have become immediately exercisable. The options were granted at a price equal to the fair market value of the Company’s common stock on the date of grant, vest in equal increments over three years and have a term of five or seven years. Restricted stock awards granted to the named executive officers would have immediately vested. The restricted stock awards vest in equal increments over five years, except for 37,458 shares of restricted stock awarded to Mr. Grzebinski, of which 14,009 shares vested on January 2, 2011 and 23,449 shares vest on January 2, 2012. Performance awards would have been considered earned so that holders of the awards would have been entitled to receive the target performance award the holder could have earned for the proportionate part of the performance period prior to the change in control. The outstanding options would have become immediately exercisable and the restricted stock award and performance awards would have become immediately vested regardless of whether the named executive officer was terminated or voluntarily terminated employment following the change of control. The value of the stock options and restricted stock awards is based on the Company’s closing market price of $44.05 per share on December 31, 2010, the last trading day before year-end.

Joseph H. Pyne

Mr. Pyne’s options to purchase an aggregate of 84,780 shares of common stock would have become fully exercisable on December 31, 2010, if a change in control had occurred on that date. Under the terms of Mr. Pyne’s stock options, he would have to pay $2,386,332 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 84,780 options would have been $1,348,227 ($44.05 per share value on December 31, 2010, multiplied by 84,780 shares minus $2,386,332, the aggregate exercise price of the options). All of the other options held by Mr. Pyne on December 31, 2010 have an exercise price higher than the year end stock price of $44.05.

Mr. Pyne had 108,570 shares of restricted stock that were not vested as of December 31, 2010. If a change of control had occurred on that date, the 108,570 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Pyne’s restricted stock would have been $4,782,509 ($44.05 per share value on December 31, 2010, multiplied by 108,570 restricted shares).

On December 31, 2010, Mr. Pyne would have become entitled to payments under previously granted performance awards totaling $1,309,600 if a change in control had occurred on that date.

David W. Grzebinski

Mr. Grzebinski’s options to purchase an aggregate of 8,910 shares of common stock would have become fully exercisable on December 31, 2010, if a change in control had occurred on that date. Under the terms of Mr. Grzebinski’s stock options, he would have to pay $279,329 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 8,910 options would have been $113,157 ($44.05 per share value on December 31, 2010, multiplied by 8,910 shares minus $279,329, the aggregate exercise price of the options). No other options were held by Mr. Grzebinski on December 31, 2010.

Mr. Grzebinski had 45,432 shares of restricted stock that were not vested as of December 31, 2010. If a change of control had occurred on that date, the 45,432 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Grzebinski’s restricted stock would have been $2,001,280 ($44.05 per share value on December 31, 2010, multiplied by 45,432 restricted shares).

On December 31, 2010, Mr. Grzebinski would have become entitled to payments under previously granted performance awards totaling $95,833 if a change in control had occurred on that date.

Gregory R. Binion

Mr. Binion’s options to purchase an aggregate of 28,754 shares of common stock would have become fully exercisable on December 31, 2010, if a change in control had occurred on that date. Under the terms of Mr. Binion’s stock options, he would have to pay $854,976 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 28,754 options would have been $411,638 ($44.05 per share value on December 31, 2010, multiplied by 28,754 shares minus $854,976, the aggregate exercise price of the options). All the other options held by Mr. Binion on December 31, 2010 have an exercise price higher than the year end stock price of $44.05.

Mr. Binion had 29,326 shares of restricted stock that were not vested as of December 31, 2010. If a change of control had occurred on that date, the 29,326 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Binion’s restricted stock would have been $1,291,810 ($44.05 per share value on December 31, 2010, multiplied by 29,326 restricted shares).

On December 31, 2010, Mr. Binion would have become entitled to payments under previously granted performance awards totaling $347,745 if a change in control had occurred on that date.

Dorman L. Strahan

Mr. Strahan’s options to purchase an aggregate of 8,757 shares of common stock would have become fully exercisable on December 31, 2010, if a change in control had occurred on that date. Under the terms of Mr. Strahan’s stock options, he would have to pay $247,093 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 8,757 options would have been $138,653 ($44.05 per share value on December 31, 2010, multiplied by 8,757 shares minus $247,093, the aggregate exercise price of the options). All the other options held by Mr. Strahan on December 31, 2010 have an exercise price higher than the year end stock price of $44.05.

Mr. Strahan had 10,869 shares of restricted stock that were not vested as of December 31, 2010. If a change of control had occurred on that date, the 10,869 shares would have become fully vested. The maximum value of the accelerated vesting of Mr. Strahan’s restricted stock would have been $478,779 ($44.05 per share value on December 31, 2010, multiplied by 10,869 restricted shares).

On December 31, 2010, Mr. Strahan would have become entitled to payments under previously granted performance awards totaling $100,639 if a change in control had occurred on that date.

Amy D. Husted

Ms. Husted’s options to purchase an aggregate of 7,500 shares of common stock would have become fully exercisable on December 31, 2010, if a change in control had occurred on that date. Under the terms of Ms. Husted’s stock options, she would have to pay $214,170 to purchase the shares. Accordingly, the maximum value of the accelerated vesting of the 7,500 options would have been $116,205 ($44.05 per share value on December 31, 2010, multiplied by 7,500 shares minus $214,170, the aggregate exercise price of the options). All the other options held by Ms. Husted on December 31, 2010 have an exercise price higher than the year end stock price of $44.05.

Ms. Husted had 8,892 shares of restricted stock that were not vested as of December 31, 2010. If a change of control had occurred on that date, the 8,892 shares would have become fully vested. The maximum value of the accelerated vesting of Ms. Husted’s restricted stock would have been $391,693 ($44.05 per share value on December 31, 2010, multiplied by 8,892 restricted shares).

Compensation Related Risk

With the assistance of the Consultant, the Compensation Committee undertook a review of the Company’s compensation policies and practices and concluded that the Company’s compensation programs do not encourage excessive risk taking and do not present risks that are reasonably likely to have a material adverse effect on the Company.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors of the Company is responsible for monitoring the integrity of the Company’s financial reporting, accounting procedures and internal controls. The Audit Committee is composed of three directors, all of whom are independent within the meaning of SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board.

Management is primarily responsible for the Company’s financial reporting process and internal controls. The Company’s independent auditors are responsible for performing an audit of the Company’s financial statements and issuing a report on the conformity of the financial statements with generally accepted accounting principles. The Company’s independent auditors are also responsible for performing an audit of the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing those processes.

The Audit Committee has reviewed and discussed the audited financial statements of the Company for the year ended December 31, 2010 with management and the independent auditors. The Audit Committee also (a) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, as amended and as adopted by the Public Company Accounting Oversight Board (the “PCAOB”), (b) received the written disclosures and letter from the independent auditors required by the applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and (c) discussed with the independent auditors their independence.

Based on the Audit Committee’s review of the audited financial statements for the year ended December 31, 2010 and the Audit Committee’s discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, which has been filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Bob G. Gower, Chairman
David L. Lemmon
Richard R. Stewart

RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 2)

The Audit Committee has selected KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. KPMG served as the Company’s independent accounting firm for 2010. Although the Audit Committee has the sole authority and responsibility to select and evaluate the performance of the independent accounting firm for the Company, the Board is requesting, as a matter of good corporate governance, that the Company’s stockholders ratify the selection of KPMG for 2011.

The Board of Directors of the Company unanimously recommends that you vote “FOR” the ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2011.

Ratification of the selection of KPMG requires the affirmative vote of a majority of the shares represented at the meeting in person or by proxy. If the stockholders do not ratify the selection of KPMG, the Audit Committee will reconsider the selection. However, because of the difficulty and expense of changing independent auditors at this point in the year, the selection of KPMG will probably be continued for 2011 in the absence of extraordinary reasons for making an immediate change. If the stockholders do ratify the selection of KPMG, the Audit Committee will retain the authority to make a change if warranted in its judgment.

Representatives of KPMG are expected to be present at the 2011 Annual Meeting of Stockholders, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Fees Paid to the Independent Registered Public Accounting Firm

The following table sets forth the fees billed by KPMG, the Company’s independent registered public accounting firm, during the last two fiscal years:

	2010	2009

Audit Fees	$835,000	$900,000
Audit-Related Fees	89,500	110,000
Tax Fees	24,000	25,000

TOTAL	$948,500	$1,035,000

Audit Fees are fees for professional services rendered by KPMG for the audit of the Company’s annual financial statements, audit of internal control over financial reporting, review of the Company’s quarterly financial statements or services normally provided in connection with statutory or regulatory filings.

Audit-Related Fees are fees for assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements. Services performed by KPMG in this category consisted of the audit of the Company’s benefit plans.

Tax Fees are fees for professional services rendered by KPMG for tax compliance, tax advice and tax planning. Services performed by KPMG in this category for 2010 included the review of the Company’s 2009 federal income tax return.

Each engagement of the independent registered public accounting firm to perform audit or non-audit services must be approved in advance by the Company’s Audit Committee or by its Chairman pursuant to delegated authority.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

.

The Company is requesting your approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers as disclosed and discussed under “EXECUTIVE COMPENSATION” on pages 14-29 of this Proxy Statement. We believe that our executive compensation:

•	is competitive as necessary to attract and retain qualified executives;

•	is appropriately tied to Company and individual performance;

•	is designed with both short-term and long-term business objectives of the Company in mind;

•	does not encourage excessive risk-taking by the Company’s management; and

•	properly aligns the interests of management with those of the Company’s stockholders.

For those reasons, we are asking you to approve the following resolution:

RESOLVED that the compensation of the Company’s named executive officers as described under “EXECUTIVE COMPENSATION” in the Company’s Proxy Statement for its 2011 Annual Meeting of Stockholders is approved.

Although the vote on approval of executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in making future compensation decisions.

The Board of Directors of the Company unanimously recommends that you vote “FOR” Proposal 3 approving the compensation of the named executive officers as disclosed in this Proxy Statement.

ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES ON EXECUTIVE COMPENSATION (PROPOSAL 4)

The Company is requesting your vote, on a non-binding advisory basis, on whether an advisory vote on executive compensation should be held every one, two or three years. The Board recommends that the advisory vote on executive compensation be held every year. An annual vote will allow our stockholders to provide us with regular input on the important subject of executive compensation and allow the Company’s Board and Compensation Committee to consider any issue of concern to stockholders as promptly as possible. Although the vote on the frequency of advisory votes on executive compensation is not binding, the Compensation Committee and the Board will consider the result of the vote in determining what the frequency will be.

The Board of Directors of the Company unanimously recommends that you vote for a frequency of “1 Year” on Proposal 4.

OTHER BUSINESS (PROPOSAL 5)

The Board knows of no other business to be brought before the Annual Meeting. However, if any other matters are properly presented, it is the intention of the persons named in the accompanying proxy to take such action as in their judgment is in the best interest of the Company and its stockholders.

STOCKHOLDER PROPOSALS FOR 2012 ANNUAL MEETING

Stockholder proposals must be received by the Company at its principal executive offices no later than November 19, 2011 to be considered for inclusion in the Company’s proxy statement and form of proxy for the 2012 Annual Meeting of Stockholders.

Under the Company’s Bylaws, written notice (containing the information required by the Bylaws) of any stockholder proposal for action at an annual meeting of stockholders (whether or not proposed for inclusion in the Company’s proxy materials) must be received by the Company at its principal executive offices not less than 90 nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of stockholders and must be a proper subject for stockholder action.

BY ORDER OF THE BOARD OF DIRECTORS

Thomas G. Adler
Secretary

March 18, 2011
Houston, Texas

IMPORTANT ANNUAL MEETING INFORMATION

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MR A SAMPLE
DESIGNATION (IF ANY)
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1. Election of Directors:

5. The Proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting.

B Non-Voting Items

Change of Address — Please print new address below.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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Using a black in k pen, mark your votes with an X as shown n i X t h is example. Please do not write outside h t e designated areas. Annual Meeting Proxy Card 3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION N I THE ENCLOSED ENVELOPE. 3 A Proposals — The Board of Directors recommends a vote FOR all the nominees il sted, FOR Proposals 2 and 3 and for every 1 Year on Proposal 4. + 1. Election of Directors: For Against Abstain For Against Abstain For Against Abstain 01 — David L. Lemmon 02 — George A. Peterkin, Jr. 03 — Richard R. Stewart For Against Abstain For Against Abstain 2. Ratification of t h e selection of KPMG LLP as Kirby’s 3. Advisory vote on t h e approval of h t e compensation of n i dependent registered public accounting if rm o f r 2011. Kirby’s named executive officers. 1 Yr 2 Yrs 3 Yrs Abstain 4. Advisory vote on t h e f r equency of advisory votes on 5. The Proxies are authorized o t vote in t h eir discretion executive compensation. upon such other business as may properly come before t h e meeting. B Non-Voting t I ems Change of Address — Please print new address below. C Authorized Signatures — This sectio n must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, r t ustee, guardian, or custodian, please give f u ll t i tle. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within h t e box. Signature 2 — Please keep signature within h t e box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA S I SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND + MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 1 U P X 1 1 3 5 7 9 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND 01AWGB

3 PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION N I THE ENCLOSED ENVELOPE. 3 Proxy — Kirby Corporation 55 Waugh Drive, Suite 1000 P.O. Box 1745 Houston, Texas 77251-1745 This Proxy s i solicited on behalf of the Board of Directors of Kirby Corporation. The undersigned hereby appoints Joseph H. Pyne, David W. Grzebinski, G. Stephen Holcomb and Thomas G. Adler, and each of them, as Proxies, each with the power o t appoint his substitute, and hereby auth orizes each t o represent and t o vote , as desig nated below, all t h e shares of common sto ck, par value $0.10 per share, of Kirby Corporation (the “Company”) held of record by h t e undersigned as of the clo se of business on March 1, 2011, at t h e Annual Meeting of Stockholders t o be held on April 26, 2011, at 55 Waugh Drive, 9h t lf oor, Houston, Texas 77007 at 10:00 A.M. (CDT) and any adjournment(s) t h ereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIR ECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PERSONS LISTED IN PROPOSAL 1. SHOULD ANY OF THEM REFUSE OR BECOME UNABLE TO ACCEPT ELECTION AS A DIR ECTOR OF THE COMPANY, THE PROXY WILL BE VOTED FOR THE ELECTION OF SUCH PERSON OR PERSONS AS MAY BE NOMINATED OR DESIG NATED BY THE BOARD OF DIR ECTORS. F I NO DIRECTION S I MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 2 AND 3 AND FOR 1 YEAR ON PROPOSAL 4. THE PROXIES WILL USE THEIR DISCRETION WIT H RESPECT TO ANY MATTER REFERRED TO N I IT EM 5. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. (Contin ued and to be signed on reverse side)